EXHIBIT 99.1

EDCI Holdings, Inc. Announces Resignation of Robert L. Chapman, Jr. as Chief Executive Officer

NEW YORK, July 2, 2009 /PRNewswire-FirstCall/ -- EDCI Holdings, Inc. (Nasdaq: EDCI - News; "EDCI"), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market, today announced the resignation of Robert L. Chapman, Jr. as Chief Executive Officer.  Mr. Chapman, who also has resigned from EDCI’s Board of Directors, had replaced Interim Chief Executive Officer Clarke H. Bailey, who himself now replaces Mr. Chapman as EDCI Chief Executive Officer and EDC Interim Chief Executive Officer, effective July 2, 2009.

Mr. Chapman commented, “When I accepted the invitation six months ago from EDCI and EDC’s Boards of Directors to lead these companies through the difficult industry and global recessionary environment that characterized the first half of 2009, I conceived and preached the mantra of ‘Don’t Burn It & Don’t Blow It’ as it related to preserving EDCI’s sacred cash holdings.  Furthermore, the seemingly constant headwinds of operating in the disc manufacturing and distribution business, with Universal Music Group as EDC’s supermajority customer, required immediate countermeasures to bolster EDC’s liquidity and longevity.  Having ablated and amputated certain incontinent expenditures, and set EDCI on a prudent, judicious course of balanced scrutiny of acquisition vs. recapitalization, in addition to orchestrating EDC’s Blackburn-Hannover consolidation plan, I avidly look forward to shifting all my attention to Chapman Capital and related investment portfolios during what may be the most dynamic passive investment environment of a lifetime.”

Horace Sibley, Chairman of EDCI’s Governance Committee, commented, “In the CEO position at EDCI and EDC, Bob has demonstrated the fortitude to make tough decisions to solve tough problems.  Over just a few months, Bob has reformulated the culture and streamlined the cost structure in ways that should benefit both EDCI and EDC for years to come.  While the Boards of both EDCI and EDC were disappointed to learn of Bob’s decision to re-focus all his energy on his investment business, there can be no doubt that Clarke Bailey, Chairman of the Board, is the ideal leader to whom the baton should be handed to serve as CEO once again.”

Mr. Chapman joined EDCI’s Board of Directors as an independent director in November 2007, and is the Managing Member of Chapman Capital L.L.C., an investment advisor focusing on activist investing and turnaround investing.  Prior to founding Chapman Capital in 1996, Mr. Chapman co-managed the Value Group within Scudder Stevens & Clark, which followed employment with NatWest Securities USA and Goldman, Sachs & Co.

Mr. Bailey joined EDCI’s Board of Directors in December 1990.  From September 2008 to January 2009, he served as EDCI’s Interim Chief Executive Officer, after serving as EDCI’s Chief Executive Officer from October 2003 to November 2006 and from December 1990 to March 1994.  Mr. Bailey has served as Chairman EDCI’s Board of Directors since October 1999, following his service as EDCI’s Vice Chairman from November 1992 to June 1996.  Currently, Mr. Bailey serves as a director on the Boards of Directors of both Iron Mountain Incorporated and ACT Teleconferencing, Inc.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. EDC’s clients include some of the world's best-known music, movies and gaming companies. EDC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcih.com.

Source: EDCI Holdings, Inc.

CONTACT: Kyle E. Blue, Office:  (317) 596-0323,

Web site: www.edcih.com